Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Announces $250 Million Increase to

Share Repurchase Authorization

ST. GEORGE, UTAH, May 7, 2025 -- On May 6, 2025, the Board of Directors (the “Board”) of SkyWest, Inc. (NASDAQ: SKYW) (“SkyWest”) approved a $250 million increase to its existing share repurchase plan. SkyWest is authorized to repurchase such shares of common stock at prevailing market prices in the open market, in privately negotiated transactions or by other means in accordance with federal securities laws. Depending on market conditions and other factors, such repurchases may commence or be suspended from time to time by management without prior notice. The actual timing, number and value of shares repurchased will be determined by SkyWest’s management in its discretion. There is no expiration date for the repurchase plan.

This authorization supplements the Board’s previous share repurchase plan approved in May 2023, which authorized the repurchase of up to $250 million of SkyWest’s common stock, of which approximately $22 million remained after approximately $12 million was repurchased in April 2025. Following such increase, SkyWest is authorized to repurchase up to approximately $272 million of SkyWest’s common stock.

About SkyWest

SkyWest, Inc. is the holding company for SkyWest Airlines, SkyWest Charter and SkyWest Leasing, an aircraft leasing company. SkyWest Airlines has a fleet of approximately 500 aircraft connecting passengers to over 240 destinations throughout North America. SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, American Airlines, and Alaska Airlines carrying more than 42 million passengers in 2024.

Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding SkyWest’s plans with respect to share repurchases and other statements that are not historical facts. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statements for any reason. Actual events or results may differ from SkyWest’s expectations. For example, the share repurchase plan may be suspended or discontinued at any time. Additional information concerning these and other risk factors affecting SkyWest can be found in SkyWest’s public periodic filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, available at www.sec.gov.